UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2012

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2012, Allscripts Healthcare Solutions, Inc. (the “Company”) entered into an agreement (the “Agreement”) with HealthCor Management, L.P. (“HealthCor”) and certain affiliates of HealthCor (the “Stockholders”). The Agreement was entered into in settlement of a lawsuit (the “Lawsuit”) recently filed against the Company and its directors by HealthCor and the Stockholders in the Delaware Court of Chancery, seeking, among other things, to enjoin the Company from enforcing the advance notice requirements of the Company’s by-laws in connection with the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”). Pursuant to the Agreement, the board of directors (i) increased the size of the board from seven to nine directors, effective as of the 2012 Annual Meeting, and (ii) agreed to nominate Stuart L. Bascomb, David D. Stevens and Ralph H. Thurman (the “Nominees”) for election as directors at the 2012 Annual Meeting, and to appoint them as directors in the event the 2012 Annual Meeting is not held prior to June 25, 2012. HealthCor and the Stockholders have dismissed the Lawsuit, and, subject to certain exceptions, the parties have released any claims relating to the Lawsuit.

If the Nominees are elected as directors at the 2012 Annual Meeting, they will serve until the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”), or until their earlier death, resignation, disqualification or removal. The Company agreed that, if elected, Mr. Thurman would be initially appointed to serve as a member of the Compensation Committee of the board of directors, and one of the other Nominees would initially be appointed to serve as a member of the Audit Committee of the board of directors. The Company also agreed that it would not increase the size of the board to more than nine directors from the date of the Agreement until the date that is 30 days prior to the expiration of the advance notice period for the making of proposals by stockholders at the 2013 Annual Meeting (the “Covered Period”). In the event that any of the Nominees resigns or is otherwise unable to serve as a director during the Covered Period, the Stockholders will have the right to nominate a director to fill the resulting vacancy who satisfies criteria established by the board of directors, subject to the approval of the Nominating and Corporate Governance Committee of the board of directors and the board of directors.

The Stockholders agreed that at the 2012 Annual Meeting they will (and will cause their representatives to) vote all shares of common stock that they beneficially own for each of the Company’s nominees for election to the board of directors and in favor of certain other matters to be voted on at the 2012 Annual Meeting. In addition, the Stockholders agreed that, subject to certain exceptions, during the Covered Period they will not (and will cause their representatives not to) propose, effect or seek to effect any tender offer, merger or other extraordinary transaction, or take certain other actions relating to control of the Company or the Company’s governance.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 30, 2012, Marcel L. “Gus” Gamache informed the Board that he would not seek re-election to the Board at the 2012 Annual Meeting. Mr. Gamache currently serves as chairman of the Company’s Audit Committee and as a member the Company’s Nominating and Governance Committee.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Agreement, dated as of May 31, 2012, among Allscripts Healthcare Solutions, Inc., HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P., HealthCor, L.P., HealthCor Long Offshore Master Fund, L.P. and HealthCor Management, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: June 1, 2012	By:	/s/ Lee Shapiro
Lee Shapiro
President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated as of May 31, 2012, among Allscripts Healthcare Solutions, Inc., HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P., HealthCor, L.P., HealthCor Long Offshore Master Fund, L.P. and HealthCor Management, L.P.